UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 27, 2017

Date of Report (Date of earliest event reported)

Planet Fitness, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37534	38-3942097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Lane West

Hampton, NH 03842

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (603) 750-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 27, 2017, the board of directors (the “Board”) of Planet Fitness, Inc. (the “Company”) increased the size of the Board from five to six members and appointed former Gov. Craig Benson to fill the vacancy.

Gov. Craig Benson serves as the Chief Executive Officer at Soft Draw Investments, LLC. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999.  Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He currently serves as Trustee of Lahey Health System, Inc. and is a Member of the Board of Trustees at Lahey Hospital & Medical Center.  He also serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire and Grand Valley State University.

Gov. Benson will serve as a Class I director, which class will stand for re-election at the 2019 annual meeting of stockholders.  Gov. Benson is not currently expected to serve on any of the Board’s committees.

Gov. Benson is also a Planet Fitness franchisee.  Gov. Benson, through his ownership interest in BL Technologies Investments, LLC, entered into an area development agreement (“ADA”) with the Company dated October 23, 2012, under which he has opened 11 Planet Fitness stores as of June 30, 2017, for each of which he entered into a franchise agreement.  He has also entered into 2 franchise agreements with us for Planet Fitness stores which are not yet open. Over the next 11 years, Gov. Benson is obligated to open an additional 24 Planet Fitness stores.  In the year ended December 31, 2016 and six months ended June 30, 2017, Gov. Benson paid royalties and fees to the Company, which totaled approximately $1.2 million and $0.7 million, respectively, and made fitness equipment purchases of  $0.6 million and $0, respectively, for his Planet Fitness stores, each as required by the terms of his franchise agreements.  The terms of Gov. Benson’s ADA and franchise agreements are commensurate with other such agreements executed during the same time period.

Gov. Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. (DBA Radianse Systems), which is an amenity tracking compliance software vendor to two corporate-owned Planet Fitness stores and approximately 108 franchise stores.  The Company has engaged Radianse to provide amenity tracking compliance software services to all corporate-owned stores and to make this service available to all franchise locations. The Company paid an immaterial amount of fees to Radianse in both the year ended December 31, 2016 and the six months ended June 30, 2017.

Gov. Benson will participate in the Company’s standard non-employee director compensation program as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 30, 2017, which program was amended on July 27, 2017 to permit directors to elect to receive shares of Class A common stock in lieu of annual cash retainer payments.

With Gov. Benson’s appointment, the Board consists of Gov. Benson, Chris Rondeau, Frances Rathke, Charles Esserman, Stephen Spinelli, Jr. and David Berg.  Dr. Spinelli serves as the independent chairman of the Board and presides at regular executive sessions of the non-management and independent directors.  Directors serve in accordance with the Company’s Corporate Governance Guidelines, which are available on the Company’s website at:  www.planetfitness.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET FITNESS, INC.

By:	/s/ Dorvin Lively
Name: Title:	Dorvin Lively President and Chief Financial Officer

Dated: August 1, 2017